Exhibit 10.1

INTERIM EMPLOYMENT AGREEMENT

THIS INTERIM EMPLOYMENT AGREEMENT (the “Agreement”) is dated April 18, 2007, between TVI Corporation, a Maryland corporation located at 7100 Holladay Tyler Road, Suite 300, Glen Dale, Maryland 20769 (“TVI”), and Donald C. Yount, Jr, an individual residing at 1543 Whispering Woods Circle, Allentown, Pennsylvania 18106-9166 (“Executive”).

In consideration of the Executive’s agreement to provide services under this Agreement, and TVI’s agreement to employ Executive, and the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, TVI and the Executive agree as follows:

1. Employment Relationship. TVI agrees to employ the Executive, and the Executive agrees to be employed by TVI, as its Interim Executive Vice President and Chief Operating Officer, reporting directly to TVI’s Board of Directors (the “Board”). The Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of such office as set forth in the Company’s By-Laws and commensurate with the Executive’s position and in accordance with TVI’s policies and Board directives as in effect from time to time (the “Services”). Except as may be approved by the Chairman of the Board, Executive shall be present at TVI’s headquarters or other TVI locations an average of four (4) working days each week and shall devote not less than thirty (30) hours per week in providing the Services. Executive shall not act in any manner adverse to the interests of TVI, nor shall Executive have any conflicts of interest during his employment.

2. Employment Period. Employment hereunder is “at will.” Either party, at any time, may terminate this Agreement, with or without cause, by giving at least thirty (30) days written notice to the other party. Such notice shall be given in accordance with the notice provisions of this Agreement. TVI shall have the option to pay Executive for thirty (30) days in lieu of providing thirty (30) days notice. In the event of any termination of this Agreement, the Executive agrees to cooperate with TVI in order to ensure an orderly transfer of the Executive’s duties and responsibilities.

3. Compensation and Benefits.

(a) Compensation. TVI shall pay Executive a monthly salary of Ten Thousand Dollars ($10,000) in accordance with TVI’s payroll practices as in effect from time to time. Compensation shall be subject to all applicable withholdings for appropriate payroll and other taxes required by law.

(b) Benefits. Executive may participate in such welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by TVI on the same basis as that provided to similarly-situated executives of TVI. Additionally, TVI shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in performing the Executive’s duties for TVI, in accordance with TVI’s expense reimbursement policies.

4. Confidentiality and Non-Disclosure.

(a) Confidential Information. Executive acknowledges that during Executive’s employment with TVI, Executive will be provided access to “Confidential Information.” “Confidential Information” shall mean any and all information of any kind, that is not generally known to the public or within the industry in which TVI competes including, without limitation, business plans and strategies, marketing plans and strategies, customer and/or client lists, potential customer and/or client lists; financial data, compensation, pricing, rates, and Work Product (as defined below). Confidential Information shall not include information which: (i) Executive can show by documentary evidence was already in Executive’s possession prior to Executive’s employment with TVI; (ii) is hereafter disclosed to Executive by a third party who has no duty of confidentiality to TVI in respect of it; or (iii) is or becomes generally available to the public through no act or default on Executive’s part. Executive agrees that during Executive’s employment with TVI and thereafter, Executive will not use, disclose, transfer, reveal or otherwise make available any Confidential Information to any third party, or utilize said Confidential Information for his own gain or benefit, unless authorized in writing by an authorized officer of TVI. Executive agrees to take all reasonable steps to preserve the confidential and proprietary nature of the Confidential Information and to prevent the inadvertent or accidental disclosure of the Confidential Information.

(b) Work Product Defined. “Work Product” means any inventions, innovations, technical developments, ideas, concepts, know-how, designs, processes, documents, computer programs, data, written materials and other works, whether or not patentable or otherwise capable of protection by intellectual property laws. Executive agrees to assign to TVI any of his interest in any country in any and all intellectual or proprietary rights associated with the Work Product, whether such interest and rights arise under U.S. or foreign patent law, copyright law, trademark law, trade secret law or otherwise.

5. Indemnity. To the maximum extent permitted by TVI’s By-Laws and the laws of the State of Maryland, TVI hereby agrees to indemnify and hold the Executive harmless against any and all liabilities, expenses (including attorneys’ fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of the Executive’s employment with TVI (whether civil, criminal, administrative or investigative).

6. General Provisions.

(a) Remedies; Survival. The parties acknowledge that TVI’s damages at law may be an inadequate remedy for the breach by the Executive of Section 4, and agree in the event of such breach, that TVI may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Executive shall pay all costs incurred by TVI, including reasonable attorneys’ fees, in the enforcement of this Agreement. Nothing contained herein shall be construed as prohibiting TVI from pursuing any other remedies available at law or equity for breach or threatened breach of any provision of this Agreement, the parties having agreed that all remedies are to be cumulative. The obligations contained in Sections 4 and 5 shall survive any termination or expiration of the Executive’s employment with TVI and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(b) Miscellaneous. This Agreement may be amended or modified only in a writing executed by both parties. The waiver or failure of any party to exercise any rights under this Agreement shall not be deemed a waiver or other limitation of any other right or any future right. This Agreement and the rights and obligations hereunder may not be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, the parties, their respective successors and permitted assigns. Any notice or other communication required or permitted to be given hereunder shall be effected by first class mail to the address set forth on page one hereof. In the event that any action is filed in relation to this Agreement, the party which does not prevail in such action shall pay the reasonable attorneys’ fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings. This Agreement shall be governed, enforced, performed and construed in accordance with the laws of the State of Maryland (excepting those conflicts of laws provisions which would serve to defeat application of Maryland substantive law). Each of the parties hereto hereby submits to the exclusive jurisdiction of the state and/or federal courts located within the State of Maryland for any suit, hearing or other legal proceeding of every nature, kind and description whatsoever in the event of any dispute or controversy arising hereunder or relating hereto, or in the event any ruling, finding or other legal determination is required or desired hereunder. The parties agree to do such further acts and to execute and deliver such additional agreements and instruments from time to time as either may at any time reasonably request in order to assure and confirm unto such requesting party the rights, powers and remedies conferred in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

TVI CORPORATION

/s/ Mark N. Hammond
Mark N. Hammond, Chairman of the Board

EXECUTIVE

/s/ Donald C. Yount, Jr
Donald C. Yount, Jr

December 11, 2007

Donald C. Yount, Jr.

7100 Holladay Tyler Road

Glenn Dale, MD 20769

Re:	Employment Agreement.

Dear Don:

Reference is made to that certain April 18, 2007 Interim Employment Agreement (the “Employment Agreement”) entered into between TVI Corporation, a Maryland corporation (“TVI”) and you. All capitalized terms used in this letter not expressly defined herein shall have the same meanings assigned to them under the Employment Agreement.

TVI and you agree to amend the Employment Agreement effective as of the date first above written as follows:

1. Section 1 of the Employment Agreement is amended and restated in its entirety to read as follows:

“1. Employment Relationship. TVI employs the Executive, and the Executive agrees to be employed by TVI, as its Executive Vice President and Chief Operating Officer (“COO”), reporting directly to TVI’s Chief Executive Officer (the “CEO”). The Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of such office as set forth in TVI’s By-Laws and commensurate with the Executive’s position and in accordance with TVI’s policies and the CEO’s directives as in effect from time to time (the “Services”). The Executive agrees to devote all of the Executive’s working time, attention and efforts to TVI and to perform the Services in accordance with TVI’s policies as in effect from time to time; provided that, the Executive shall be permitted to engage in such limited and non-competitive outside business activities that do not interfere with the performance of the Services and his duties hereunder only as may be expressly approved in writing by the Company in advance and in accordance with the business and ethical standards of TVI adopted from time to time, including without limitation the business activities set forth in Schedule 1. Executive shall not act in any manner adverse to the interests of TVI, nor shall Executive have any conflicts of interest during his employment. The Executive’s principal place of employment shall be the Employer’s executive offices currently located in the Glenn Dale, Maryland area.”

2. Section 3(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(a) Compensation.

(i) Base Salary. TVI shall pay to Executive a base salary at an annual rate of Two Hundred Sixty-Five Thousand Dollars ($265,000), subject to increase as determined in the sole and absolute discretion of the TVI based upon its evaluation of Executive’s performance (the “Base Salary”). Base Salary shall be payable in accordance with TVI’s payroll practices, as in effect from time to time, including all applicable withholdings for appropriate payroll and other taxes required by law.

(ii) Incentive and Other Awards. The Executive shall be eligible to receive an annual performance-based incentive award to be determined in the sole and absolute discretion of TVI based upon its evaluation of Executive’s performance. Additionally, the Company may, in the exercise of its sole and absolute discretion, grant Executive other awards from time to time.”

3. Section 4 of the Employment Agreement is amended and restated in its entirety to read as follows:

“4. Confidentiality, Invention Assignment and Non-Solicitation. TVI and Executive shall concurrently enter into an Employee Confidentiality, Invention Assignment and Non-Solicitation Agreement, the form of which is set forth in Exhibit A.”

4. In the event that Executive relocates from his current residence to the Maryland or surrounding areas in furtherance of his employment as contemplated under this Employment Agreement on or prior to the first anniversary of the date of this letter, TVI shall reimburse Executive for reasonable moving expenses actually incurred relating to such relocation.

5. The parties acknowledge that, consistent with TVI’s Board compensation policies and practices, as a non-independent director (other than by virtue of service as an interim executive officer), Executive shall not be entitled to receive any Board compensation whatsoever hereafter.

When counter-signed by you below, this letter will formally acknowledge our agreement to the foregoing. This letter is executed and delivered subject to the terms of the Employment Agreement which, except as expressly amended by this letter, contains the entire agreement of the parties with respect to the matters covered and no other or prior promises, negotiations or discussions, oral or written, made by any party or its employees, officers or agents will be valid and binding. Except as expressly set forth by this letter, all of the terms, conditions and covenants of the Employment Agreement shall remain in full force and effect, and are hereby confirmed in all respects.

Very truly yours,

TVI CORPORATION

/s/ Harley A. Hughes
Harley A. Hughes, President & CEO

AGREED TO AND ACCEPTED
THIS 11TH DAY OF DECEMBER, 2007:

/s/ Donald C. Yount, Jr.
Donald C. Yount, Jr.